FOR IMMEDIATE RELEASE	July 1, 2019

Contact: Nelli Madden 732-577-9997

UMH PROPERTIES, INC. ANNOUNCES NEW MORTGAGE LOAN

FREEHOLD, NJ, July 1, 2019........ UMH Properties, Inc. (NYSE: UMH) today announced that it has successfully completed the financing/refinancing of three of its communities, Southwind Village, Woodlawn Village and Oxford Village, through Wells Fargo Bank, N. A. for total proceeds of approximately $38.8 million. These Federal National Mortgage Association (Fannie Mae) mortgage loans have 10-year maturities with principal repayments based on 30-year amortization schedules. Interest on these mortgage are at 3.41%. Proceeds from these mortgages were primarily used to repay the existing 5.94% mortgages, which had a total balance of approximately $11.6 million.

Anna T. Chew, Vice President and Chief Financial Officer commented, “We are very pleased with our relationships with Wells Fargo Bank and Fannie Mae. We appreciate their continued support. These new loans demonstrate the increasing value of our communities and the financial flexibility of our company, allowing us to further execute our long-term growth strategy.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 118 manufactured home communities with approximately 21,500 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Michigan and Maryland. In addition, the Company owns a portfolio of REIT securities.

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